EXHIBIT NO. 23

Consent of Independent Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1995 Stock Option Plan and the 2001 Stock Option Plan of Union Financial Bancshares, Inc. and in the Post Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-35319) pertaining to the Dividend Reinvestment Plan of Union Financial Bancshares, Inc. of our report dated January 13, 2006, with respect to the consolidated financial statements of Union Financial Bancshares, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Elliott Davis, LLC

March 21, 2006

Greenville, South Carolina